Exhibit 99.1

BIOCRYST ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

Research Triangle Park, North Carolina – July 30, 2013 – BioCryst Pharmaceuticals, Inc., (NASDAQ:BCRX) today announced that it is offering to sell, subject to market and other conditions, shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering for a total of no more than $20 million in gross proceeds. As part of this offering, BioCryst intends to grant the underwriters a 30-day option to purchase shares of common stock. All of the shares to be sold in the offering are being sold by BioCryst, with the proceeds to be used for general corporate purposes, including funding clinical development of BCX4161, continued development of second generation hereditary angioedema compounds and pre-commercialization activities relating to intravenous peramivir. Wells Fargo Securities, LLC and JMP Securities LLC are acting as joint book-running managers, with Noble Financial Capital Markets acting as co-manager for the proposed offering. The offering is expected to price on July 31, 2013.

A shelf registration statement relating to the shares of common stock described above has been previously filed with and declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any offer, if at all, will be made only by means of a prospectus, including a preliminary prospectus supplement, forming part of the effective shelf registration statement.

A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on its web site at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Wells Fargo Securities, LLC, 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attn: Capital Markets Client Support, telephone: 1-800-326-5897 or email: cmclientsupport@wellsfargo.com; or JMP Securities LLC, Attn: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, telephone: 1-415-835-8985.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases, with the goal of addressing unmet medical needs of patients and physicians. BioCryst currently has two late-stage development programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst has several early-stage programs: BCX4161 and a next generation oral inhibitor of plasma kallikrein for hereditary angioedema and BCX4430, a broad spectrum antiviral for hemorrhagic fevers. For more information, please visit the Company’s website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors & media)